UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 12, 2009

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51786	87-0722777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Front Avenue, Suite 502

Coeur d’Alene, Idaho 83814

(Address of principal executive offices, including zip code)

(208) 676-8321

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers.

The Company announced today that it has entered into an employment agreement with its current Senior Vice President & General Counsel, Paul Cartee, who has served as the Company’s General Counsel since March 2005. Consistent with the terms of the employment agreement, the Company will pay to Mr. Cartee an annual base salary equal to $275,000. Mr. Cartee will also be eligible to receive targeted annual performance-based incentive compensation equal to up to 40% of Mr. Cartee’s base salary.

In addition, if Mr. Cartee is terminated without cause or if he resigns for good reason (each as defined in the employment agreement), Mr. Cartee will be entitled to receive: (i) cash severance payments for a period of six (6) months following the termination of his employment; (ii) reimbursement for health insurance premiums for a period of six (6) months following the termination of his employment; and (iii) the acceleration of twelve (12) months worth of vesting under each of his outstanding option grants.

Mr. Cartee has served as our General Counsel and Corporate Secretary since 2005 and was appointed Senior Vice President in February of this year. Prior to joining us, from 2001 to 2005, Mr. Cartee was an attorney at the law firm of Wilson Sonsini Goodrich & Rosati in Seattle, Washington, where he practiced corporate and securities law. Mr. Cartee also served as an officer in the United States Navy during which time he was an instructor of physics and mechanical engineering at the Naval Nuclear Power School. Mr. Cartee received a B.S. in Physics from Murray State University and J.D. from Duke University.

A copy of the employment agreement between the Company and Mr. Cartee dated August 12, 2009 is attached to this Current Report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Employment Agreement between the Company and Mr. Paul Cartee dated August 12, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2009

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

By:	/s/ Paul E. Cartee
Paul E. Cartee
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Employment Agreement between the Company and Mr. Paul Cartee dated August 12, 2009.